Exhibit 99.1

Capstone Closes Canadian Stone Industries Acquisition, Adding $15M Revenue and Expanding North American Footprint

The transaction strengthens Capstone’s platform and advances progress toward its $100M run-rate target for early 2026.

December 2, 2025 – New York, NY – Capstone Holding Corp. (NASDAQ: CAPS), a national building products distribution platform, today announced the closing of its acquisition of Canadian Stone Industries (CSI), a multi-location distributor with $15 million in annual revenue. The transaction expands Capstone’s North American footprint, strengthens its premium brand portfolio, and adds immediate accretion to revenue and EBITDA.

The acquisition accelerates Capstone’s progress toward its $100 million run-rate revenue target for early 2026. In the second half of 2025, Capstone has added $26 million in acquired revenue and continues to engage with a robust 2026 pipeline of high-quality targets.

Transaction Highlights:

●	Closing Date: December 1, 2025

●	Target: Canadian Stone Industries

●	Financials (Trailing): Revenue ≈ $15 million

●	Valuation & Structure: Purchase price at Net Asset Value, with roughly 50% of consideration in notes or contingent consideration.

●	Financial Impact: Adds $15M revenue and is expected to be immediately accretive to revenue and EBITDA at close.

●	Strategic Fit: Strengthens Capstone’s geographic footprint, premium brand portfolio, and customer base, reinforcing scale advantages across North America.

“We continue to execute on our strategy of acquiring immediately accretive, high-quality businesses at disciplined valuations,” said Matthew Lipman, Chief Executive Officer of Capstone Holding Corp. “CSI strengthens our brand portfolio and customer base at a moment when demand is poised to accelerate across our sector. We enter 2026 with record year-over-year growth in revenue, gross profit, and EBITDA, and our $100 million run-rate firmly on track.”

Jeff Leech, President of Canadian Stone Industries, added: “We’re excited to join Capstone. Access to its distribution platform will enable us to reach more customers and accelerate our growth. The integration process with their team is already underway.”

Capstone Delivers Disciplined Platform Growth

The acquisition continues a series of accretive transactions, including Carolina Stone, HHT’s stone business, Heller’s Stone, and Northeast Masonry. Each has expanded Capstone’s footprint, lowered operating costs, and improved service levels.

This approach aligns with industry research from Bain & Company showing that value in building products consolidates around scaled, multi-market operators.1 With a 32-state footprint and broad category coverage, Capstone is uniquely positioned to capture the next demand cycle.

The benefits of this strategy are already reflected in Capstone’s Q2 and Q3 results, where the company delivered record growth in revenue, EBITDA, and gross margins.

Capstone expects to close three to four additional acquisitions in 2026. This disciplined M&A strategy, paired with robust organic growth, continues to drive long-term value for shareholders. The Company also reaffirms its $100 million run-rate revenue target for early 2026.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a diversified platform of building products businesses focused on distribution, brand ownership, and acquisition. Through its Instone subsidiary, Capstone serves 32 U.S. states, offering proprietary stone veneer, hardscape materials, and modular masonry systems. The company’s strategy combines disciplined M&A, operational efficiency, and a growing portfolio of owned brands to build a scalable and durable platform.

Investor Contact:

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events and performance, including guidance regarding revenue and EBITDA targets, M&A strategy, use of capital, and operating outlook. Actual results may differ materially from those projected due to a range of factors, including but not limited to acquisition timing, macroeconomic conditions, and execution risks. Please review the Company’s filings with the SEC for a full discussion of risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.

[1]	https://www.bain.com/insights/building-products-m-and-a-report-2024/